Exhibit 3.1

CERTIFICATE OF AMENDMENT OF THE RESTATED

CERTIFICATE OF INCORPORATION OF NOVUS THERAPEUTICS, INC.

Novus Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

1. The current name of the Corporation is Novus Therapeutics, Inc.

2. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 26, 2004 and was amended and restated on April 27, 2004, May 30, 2007, October 14, 2008, May 6, 2009, November 15, 2010, September 9, 2011 and May 10, 2013, further amended on February 27, 2014, April 17, 2014 and August 29, 2014, further amended and restated on September 22, 2014, and further amended on May 9, 2017 and October 2, 2020.

3. The Board of Directors of the Corporation duly adopted resolutions pursuant to Section 242 of the General Corporation Law approving this Amendment of the Corporation’s Restated Certificate of Incorporation, which resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article FIRST of the Restated Certificate of Incorporation be and hereby is deleted in its entirety and the following is inserted in lieu thereof:

“FIRST: Effective as of 12:01 a.m. on January 5, 2021, the name of the Corporation is Eledon Pharmaceuticals, Inc.”

4: This Certificate of Amendment of the Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law.

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment of the Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 4th day of January, 2021.

/s/ David-Alexandre C. Gros, M.D.
David-Alexandre C. Gros, M.D.
Chief Executive Officer